Exhibit 10.7

May 7, 2017

Dear David,

I am very pleased to offer you the position of Senior Vice President and Chief Financial Officer of Model N, based out of our Redwood City office, reporting to me.

Your starting annualized base salary will be $310,000 payable on a semi-monthly basis.

Model N management will recommend to the Compensation Committee of our Board of Directors that you be granted (i) Restricted Stock Units (RSUs) with a value of $100,000 USD that will vest as to 100% on October 31, 2017, (ii) RSUs with a value of $825,000 USD that will vest over a four-year period with 25% vesting on each annual anniversary of the 15th day of the second month of the quarter of your start date, and (iii) Performance-Based RSUs (PB-RSUs) with a value of $275,000 USD that will vest over a three-year period with 50% vesting on the second and third annual anniversary of February 15, 2017. PB-RSU performance is measured with reference to the performance of Model N’s stock price relative to a broad stock index (currently the Russell 3000) (collectively, your “Equity Awards”).  Model N will provide additional details on the Equity Awards upon Compensation Committee approval.  The grant agreements for the Equity Awards will provide that in the event of a Corporate Transaction as defined in the Model N, Inc. 2013 Equity Incentive Plan (the "Plan") under which an acquirer is paying cash to acquire Model N stock and either you are  terminated other than for Cause (as defined in the Plan) or you resign for Good Reason (as defined in your Change in Control and Severance Agreement), each of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable in a manner consistent with the grant agreement governing such Equity Award.  The vesting will be deemed to have occurred on a date that permits you to receive cash payment for all of your Equity Awards at the same per share payment price as all Model N common shareholders.

In addition, as an employee of Model N, you will be eligible to participate in our Employee Stock Purchase Program (ESPP). The ESPP offers employees the opportunity to purchase Model N stock at a 15% discount using post-tax payroll deductions. Enrollment into the program occurs twice a year in February and August.

You are also eligible for employee benefits starting on your first day. More information will be sent to you following acceptance of this offer.

As a condition of your employment, you will be expected to sign and comply with an employee proprietary information and invention agreement which requires, among other provisions, confidentiality, the assignment of patent rights to any invention made during your employment at Model N and non-disclosure of proprietary information.

While you render services to Model N, you also will not assist any person or organization in competing with Model N, in preparing to compete with Model N, or in hiring any employees of Model N.

Model N, Inc. | 1600 Seaport Boulevard, Suite 400, Redwood City, CA 94063 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins. This offer is also contingent on satisfactory completion of reference checks and a background check, which we will initiate with your permission after receiving your acceptance.

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Model N. We request that in the event of resignation, you give the company two weeks’ notice. Similarly, Model N may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment supersedes all prior written and verbal communication with you regarding your employment with Model N and can only be modified by written agreement signed by you and Model N.

We are currently forecasting your start date as May 10, 2017.

To indicate your acceptance of this offer, please sign and date this letter and return it to Model N. For your convenience, you may sign electronically via DocuSign, or you may scan and email your signed letter (both pages) to Amelia Generalis at ageneralis@modeln.com, or fax the letter back to Human Resources at (650) 260-5814. This offer will expire at the end of day on May 7, 2017.

I look forward to your favorable reply and to an exciting and productive working relationship.

Sincerely,

/s/ Zack Rinat	May 10, 2017
Zack Rinat	Proposed Start Date
Founder, Executive Chairman and
Chief Executive Officer
Model N, Inc.

/s/ David Barter	May 7, 2017
Accepted	Date

AMENDMENT NO. 1

TO

Offer Letter

This AMENDMENT NO. 1 (this “Amendment”) is entered into by and between MODEL N, INC., a Delaware corporation (“Model N”), and David barter (“Executive”) and is effective as of the date of the last party to sign this Amendment (provided such dates are not separated by greater than thirty (30) days, the “Effective Date”). This Amendment amends that certain Offer Letter, effective as of May 7, 2017 (as amended to date, the “Offer Letter”), by and between the parties to this Amendment. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

WHEREAS, the Offer Letter inadvertently omitted Executive’s bonus target;

WHEREAS, the agreement between the parties included a bonus target of 50% of Executive’s base salary; and

WHEREAS, the parties wish to amend the Offer Letter as described herein.

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

1.	The following statement is hereby added to the Offer Letter as the new third paragraph:

“In addition, on a yearly basis, you will be eligible to participate in Model N’s bonus plan at an annualized target bonus of $155,000 based on specific company and personal objectives. During the current fiscal year, your eligibility for a performance bonus will be prorated based on your start date.”

2.

Unless otherwise modified herein, the remaining terms of the Offer Letter shall remain in full force and effect.  In the event of a conflict between the terms of the Offer Letter and this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, Executive and Model N have caused this Amendment to be signed by their duly authorized representatives, effective as of the Effective Date.

david barter		MODEL N, INC.

By:	/s/ David Barter	By:	/s/ Errol Hunter
Name:	David Barter	Name:	Errol Hunter
Title:	Chief Financial Officer	Title:	Vice President and General Counsel
Date:	May 8, 2017	Date:	May 8, 2017